Exhibit 107
CALCULATION OF REGISTRATION FEE
Form S-8
(Form Type)
BEIGENE, LTD.
(Exact name of Registrant as Specified in its Charter)
Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share(1)	Rule 457(c) and Rule 457(h)	66,300,000(3)	$12.68(4)	$840,684,000	0.0000927	$77,931.41
	Total Offering Amounts					$840,684,000		$77,931.41
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$77,931.41

(1)    These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”). Each ADS represents 13 Ordinary Shares. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-209044).

(2)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares which become issuable under the Registrant’s Second Amended and Restated 2016 Share Option and Incentive Plan, as amended by Amendment No. 1 and Amendment No. 2 (the “2016 Equity Plan”) by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding Ordinary Shares.

(3)    Represents an increase of 66,300,000 Ordinary Shares under the 2016 Equity Plan effective June 22, 2022.

(4)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act and based on the average of the high ($168.60) and low ($161.08) sale prices of the Registrant’s ADSs, as quoted on the Nasdaq Global Select Market on August 1, 2022 divided by 13, the then Ordinary Share-to-ADS ratio.